Exhibit 10.15

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated November 9, 2001, by and between Meredith Corporation, a Corporation with principal offices at 1716 Locust Street, Des Moines, Iowa (hereinafter referred to as "Meredith") and KEVIN P. O'BRIEN, an individual currently residing at 3096 Washington Street, San Francisco, California 94115 (hereinafter referred to as "O'Brien").

W I T N E S S E T H:

WHEREAS, Meredith desires to employ the services of O'Brien as President of its Broadcasting Group; and

WHEREAS, O'Brien desires to accept Meredith's employment of him as President of its Broadcasting Group; and

WHEREAS, the parties desire to set forth the terms and conditions of O'Brien's employment by Meredith.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties intending to be legally bound, agree as follows:

1. Employment. Meredith agrees to employ O'Brien and O'Brien agrees to serve Meredith on the terms and conditions hereinafter set forth.

2. Term. The employment of O'Brien by Meredith pursuant to this Agreement shall be for a period commencing on the date stated above, and terminating on June 30, 2005 ("Term"), unless sooner terminated in accordance with paragraph 6 hereof.

3. Duties. During the Term of this Agreement, O'Brien shall be employed as President, Broadcasting Group of Meredith Corporation and O'Brien shall devote his best efforts to his duties, and shall perform his duties diligently and competently. During his employment hereunder, O'Brien shall provide his services exclusively for Meredith and shall not engage in any other business activity without the prior written consent of Meredith. In addition, O'Brien shall perform and assume such other duties and responsibilities as the Chief Executive Officer of Meredith, or his duly authorized designees, shall assign to O'Brien from time to time, which duties and responsibilities shall be consistent with O'Brien's position as President, Broadcasting Group. O'Brien shall perform his services at a location to be mutually determined by Meredith and O'Brien and at such other places as Meredith may require from time to time. During the Term of this Agreement O'Brien's title will not be changed and his material duties will remain consistent with his title.

4. Compensation.

(a) Base Salary. As compensation for O'Brien's services, O'Brien shall be entitled to receive a base salary ("Base Salary") of Five Hundred Twenty-Five Thousand Dollars ($525,000) less applicable withholdings and deductions, payable at the times Meredith normally pays its executive employees. O'Brien shall be eligible to be considered for an annual merit increase per Meredith's corporate policy beginning July 1, 2002, provided however, that there shall be no increase in Base Salary for any period in which Meredith initiates a general salary freeze for its executives and/or managerial employees as a result of economic conditions.

(b) MIP Bonus.

(1) During the course of his employment, O'Brien shall be eligible to participate in the Meredith Management Incentive Plan (or any successor or replacement annual incentive plan of Meredith) ("MIP"), for such periods as it continues in effect, subject to the terms of the MIP, and to the discretion vested in the Compensation/Nominating Committee under the MIP.

(2) All bonuses pursuant to this paragraph 4(b) shall be paid to O'Brien in conformance with Meredith's normal bonus pay policies following the end of the respective fiscal year (i.e., July 1-June 30).

(c) Special Long-Term Incentive Plan.

(1) In addition to his Base Salary and any Annual MIP Bonus, O'Brien shall also be entitled to a Special Long-Term Incentive Plan Bonus of 6% of cumulative income in excess of Base Income compounded annually, reduced by the total of such Special Bonuses previously paid. For purposes of this bonus, Base Income shall be the actual income of the Broadcasting Group in FY 2002, inflated annually by (a) 6% in FY 2003, (b) 6% in FY 2004 and (c) 7% in FY 2005. For purposes of this bonus, Base Income, shall be calculated based on earnings before interest, tax, depreciation, and amortization ("EBITDA") and such amounts will be determined in accordance with generally accepted accounting principles ("GAAP") and will be adjusted as appropriate due to changes in GAAP. Furthermore, corporate allocations and other charges will be made on a consistent basis.

(2) Not later than sixty (60) days after the end of each fiscal year during which O'Brien is employed pursuant to this Agreement, Meredith shall deliver to O'Brien a certificate (the "Certificate") signed by the Chief Financial Officer of Meredith setting forth the amount of O'Brien's Special Long-Term Incentive Bonus and, in reasonable detail, schedules reflecting the calculation thereof for the applicable fiscal year. A financial officer of Meredith shall be made available to O'Brien or his designated accountant or representative, within fifteen (15) days after the delivery of said Certificate for the purpose of reviewing the computations contained in the schedules accompanying the Certificate. The Special Long-Term Incentive Bonus set forth in the Certificate shall be binding upon Meredith and O'Brien unless, within thirty (30) days after its delivery, notice is given by O'Brien of his objection to any item on the Certificate and/or accompanying schedules. In the event of any dispute regarding the determination of the Special Long-Term Incentive Bonus, the item or items under dispute shall be reviewed by Meredith's independent outside auditing firm and such firm's resolution of any such dispute shall be conclusive and binding upon Meredith and O'Brien.

(d) Moving Allowance. Within ten (10) days of O'Brien's written notice of having moved to the mutually agreed to location referenced in paragraph 3 herein, Meredith shall pay O'Brien the sum of Fifty Thousand Dollars ($50,000) less applicable withholdings and deductions as a moving allowance.

(e) Minimum Compensation, 2002 Fiscal Year. With respect to compensation due and owing O'Brien, there shall be paid to O'Brien, provided his employment is not earlier terminated under paragraph 6 herein, for work performed by O'Brien during Meredith's 2002 Fiscal Year, a minimum amount of Five Hundred Ten Thousand, Six Hundred Eighty-four Dollars and 93 Cents ($510,684.93). In determining whether or not O'Brien has received such minimum compensation, there shall only be taken into account the following items of compensation: (1) the total Base Salary paid to O'Brien through the end of Meredith's 2002 Fiscal Year; and (2) the total Annual MIP Bonus awarded to O'Brien for 2002 Fiscal Year.

(f) Minimum Compensation at End of Term. With respect to the compensation due and owing O'Brien, there shall be paid to O'Brien, provided his Employment is not earlier terminated under paragraph 6 herein, by August 30, 2005, an aggregate minimum amount of Two Million Nine Hundred Ten Thousand Six Hundred Eighty-Four Dollars and 93 Cents ($2,910,684.93). In determining whether or not O'Brien has received such minimum compensation, there shall only be taken into account the following items of compensation, (1) The total Base Salary paid to O'Brien during the Term; (2) the total Annual MIP Bonuses awarded to O'Brien's for the 2002-2005 fiscal years; and (3) any amount paid to fulfill the minimum compensation requirement referenced in paragraph 4(e) herein.

(g) Nonqualified Stock Options.

O'Brien shall be entitled to participate in the Company's then existing non-qualified stock incentive plan, in accordance with all of the terms and provisions of such plan with grants to be provided as follows:

Date of Hire    130,000 Shares
August 2002     40,000 Shares
August 2003     40,000 Shares
August 2004     40,000 Shares

(h) O'Brien shall be entitled to participate in the Meredith Executive Stock Ownership Program with a target ownership goal of 30,000 shares.

5. Expenses; Benefits.

(a) Meredith shall reimburse O'Brien in accordance with Meredith policy, for reasonable expenses incurred by him in connection with the performance of his duties for Meredith, including, without limitation, for reasonable meals, transportation and living expenses incurred by O'Brien in performing his services away from the mutually agreed to location referenced in paragraph 3 herein and its environs.

(b) Meredith shall provide O'Brien with an automobile allowance during his employment under this Agreement, under Meredith's executive automobile policy. In addition, Meredith shall reimburse O'Brien for the initiation fee and annual dues in a single country club and single health club pursuant to the policy described in Schedule 5(B) attached.

(c) O'Brien shall be entitled to reasonable vacation time, consistent with his executive position and the policies of Meredith. O'Brien shall also be entitled to all other fringe benefits generally provided to other senior executives of Meredith in accordance with the provisions thereof as in effect from time to time (to the extent he otherwise qualifies for those benefits under the terms and conditions of each benefit), including long-term disability, life and medical insurance, Meredith's Savings and Investment Plan (401K) and Meredith's Employees' Retirement Income Plan, and Meredith's nonqualified retirement plans.

6. Termination. The employment of O'Brien hereunder shall terminate as a result of any of the following events.

(a) O'Brien's death.

(b) In the event O'Brien shall have been unable to perform his regular full time duties hereunder by reason of illness, accident or other physical or mental disability for a continuous period of at least sixty (60) days or an aggregate of four (4) months during any continuous twelve-month (12-month) period ("Disability"), if Meredith chooses to give written notice of termination.

(c) For cause where "Cause" shall mean the occurrence of any of the following events: (i) O'Brien engages in fraudulent activity injurious to Meredith, (ii) O'Brien refuses to follow the instruction of the Chief Executive Officer of Meredith or his duly authorized designees, consistent with the terms of this Agreement, (iii) O'Brien is convicted of the commission of a felony, or a crime, whether or not a felony, involving misappropriation of property of Meredith, (iv) O'Brien breaches his obligation not to compete under paragraph 9 hereof, (v) O'Brien breaches any of the material terms and conditions of this Agreement, (vi) O'Brien conducts himself in a manner detrimental to the business, property, assets or interest of Meredith as determined by the Compensation/ Nominating Committee of Meredith's Board of Directors, (vii) O'Brien violates any written policy or directive of Meredith, or (viii) O'Brien fails to fulfill his material obligations under this Agreement, provided (except with respect to subparagraphs 6(c)(i) and (iii)) Meredith has given written notice of termination to O'Brien, and, if the basis of such termination is susceptible to being cured, Meredith shall afford O'Brien five (5) business days to effect such cure, at the end of which period said termination shall be automatic unless written notice to the contrary is provided to O'Brien by Meredith by the conclusion of said five-day (5-day) period.

(d) "Without Cause" based on a determination by Meredith that it is in the best interests of Meredith to terminate O'Brien's employment at any time and for whatever reason it deems appropriate.

(e) In the event of a "Change of Control" as defined in the Amended and Restated Severance Agreement between O'Brien and Meredith dated as of the date of this Agreement.

(f) In the event of notice by Meredith of termination concurrent with the consummation of a sale or other disposition to a third party (by merger, share exchange or similar corporate transaction) of all the assets of Meredith's Broadcasting Group if not involving a "Change of Control" as referenced in paragraph 6(e) above.

(g) In the event O'Brien terminates his employment of his own volition prior to the end of the Term of this Agreement, except for a termination for "good reason" as specifically provided for in the Amended and Restated Severance Agreement.

(h) In its ordinary course, at the conclusion of the Term, assuming there is no renewal or extension of the Agreement.

7. Date of Termination. O'Brien's employment under this Agreement shall be deemed to have terminated as follows: (a) if O'Brien's employment is terminated pursuant to paragraph 6(a) on the last day of the month of his death; or (b) if O'Brien's employment terminated pursuant to paragraph 6(b) on the last day of the month in which Meredith gives written notice that O'Brien's Disability shall have been deemed to have occurred; or (c) if O'Brien's employment is terminated pursuant to paragraph 6(c), on the day on which notice of termination is given; or (d) if O'Brien's employment is terminated pursuant to paragraph 6(d), on the day on which the notice of termination is given; or (e) if O'Brien's employment is terminated pursuant to paragraph 6(e) then as provided for under the Amended and Restated Severance Agreement; or (f) if O'Brien's employment is terminated pursuant to paragraph 6(f) on the day on which notice is given; or (g) in the event O'Brien terminates his employment pursuant to paragraph 6(g) on the day of the voluntary termination; or in the event O'Brien's employment terminates at the end of the Term, pursuant to paragraph 6(h), on June 30, 2005. The date on which the termination is deemed to have occurred pursuant to this paragraph 7 is referred to as the "Date of Termination."

8. Payment on Termination.

(a) Death. In the event of O'Brien's death under paragraph 6(a), then Meredith shall pay O'Brien (1) his Base Salary through the Date of Termination and the proportionate part of any MIP and Special Long-Term Incentive Plan Bonus for the calendar year in which such termination occurs, or (2) a pro rata share of his minimum compensation as defined in paragraph 4(f) herein, whichever is greater. Under such circumstances, those stock options described in paragraph 4(g) herein and that restricted stock described in paragraph 4(h) herein shall vest simultaneously with the event.

(b) Disability. In the event Meredith terminates O'Brien's employment under paragraph 6(b) for Disability, then Meredith shall pay O'Brien his (1) Base Salary through the Date of Termination and the proportionate part of any MIP and Special Long-Term Incentive Plan Bonus for the calendar year in which such termination occurs, or (2) a pro rata share of his minimum compensation as defined in paragraph 4(f) herein, whichever is greater. Under such circumstances, those stock options described in paragraph 4(g) herein and that restricted stock described in paragraph 4(h) herein shall vest simultaneously with the event.

(c) Cause. In the event O'Brien's employment is terminated for Cause pursuant to paragraph 6(c), then Meredith shall pay to O'Brien only his Base Salary through the Date of Termination. Under such circumstances, O'Brien's vested stock options may be exercised within thirty (30) days of the event. Unvested options and rights to restricted stock automatically terminate.

(d) Without Cause. In the event O'Brien's employment is terminated Without Cause pursuant to paragraph 6(d), then Meredith shall pay O'Brien only the following: (1) the Base Salary he would otherwise be entitled to receive under this Agreement until the end of the Term ("remaining Term") and the proportionate part of any MIP Bonus and Special Long-Term Incentive Bonus for the calendar year in which such termination occurs, or (2) his minimum compensation as defined in paragraph 4(f) herein, whichever is greater. Under such circumstances, those stock options described in paragraph 4(g) herein and that restricted stock described in paragraph 4(h) herein shall vest simultaneously with the event.

(e) Change in Control. In the event O'Brien's employment shall terminate as a result of a Change in Control under paragraph 6(e) O'Brien shall be entitled to the larger of (1) the amounts described in paragraph 8(d) herein or (2) the amounts described in Section 4(a) of the Amended and Restated Severance Agreement, but in no event shall he be entitled to both payments. Under such circumstances, those stock options described in paragraph 4(g) herein and that restricted stock described in paragraph 4(h) herein shall vest simultaneously with the event.

(f) In the event O'Brien's employment terminates as a result of an event impacting the Broadcasting Group described under paragraph 6(f) and O'Brien is not offered the opportunity to continue in his current or a substantially similar position, O'Brien shall be entitled to the same payment options described in paragraph 8(d) herein. Under such circumstances, those stock options described in paragraph 4(g) herein and that restricted stock described in paragraph 4(h) herein shall vest simultaneously with the event.

(g) In the event O'Brien terminates his employment under paragraph 6(g) herein, Meredith shall be obligated to pay to O'Brien only his Base Salary through the period ending with the date of such voluntary termination. Under such circumstances, O'Brien's vested stock options may be exercised within thirty (30) days of the event. Unvested options and rights to restricted stock automatically terminate.

(h) In the event O'Brien's employment terminates under paragraph 6(h), Meredith shall pay to O'Brien that compensation to which he is entitled under paragraph 4 herein. Under such circumstances, those stock options described in paragraph 4(g) herein and that restricted stock described in paragraph 4(h) herein shall vest in accordance with their respective vesting schedules and terms.

9. Confidentiality and Non-Competition.

(a) All memoranda, notes, records or other documents made or compiled by O'Brien or made available to him during the term of his employment, concerning the business of Meredith shall be and remain the exclusive property of Meredith and any and all copies thereof shall be delivered to Meredith upon the termination of O'Brien's employment for whatever reason or at any other time upon request. O'Brien shall not use for his own benefit or the benefit of others, or divulge to others, any information, trade secrets, knowledge, or data of a secret or confidential nature or otherwise not readily available to members of the general public which concerns the business or affairs of Meredith and which was acquired by him during the term of his employment hereunder, except with the specific prior written consent of Meredith. Included in such confidential information, without limiting the scope of protected information generally, shall be technical data, programming data and planning with respect to future programming, marketing and advertising data and plans, advertiser lists, and demographic and viewer studies.

(b) O'Brien shall never at any time during his employment, or after the termination of his employment, have or claim any right, title or interest in any trade name, patent, trademark, copyright, or other similar rights belonging to or used by Meredith and shall never have or claim any right, title or interest in any material or matter of any sort prepared for or used in connection with the business or promotion of Meredith, whether produced, prepared, or published in whole or in part by him or by Meredith. O'Brien shall cooperate fully with Meredith during his employment and thereafter in the securing of trade name, patent, trademark or copyright protection or other similar rights in the United States and in foreign countries and shall give evidence and testimony and execute and deliver to Meredith all papers reasonably requested by them in connection therewith.

(c) O'Brien agrees that during the Term, and for a period of twelve (12) months after the termination of O'Brien's employment as the case may be, he will not, directly or indirectly, whether as a sole proprietor, partner, venturer, stockholder, director, officer, employee, consultant, or in any other capacity as principal or agent or through any person, subsidiary, affiliate or employee acting as nominee or agent, engage in any of the following activities:

(1) Conduct or engage in, or be interested in or associated with any person or entity which conducts or engages in the ownership, operation and management of a television station in a market in which Meredith owns, operates and manages a television station;

(2) Take any action to finance or to guarantee or knowingly to provide other material assistance to any person or entity so engaged;

(3) Influence or attempt to influence any person or entity who is a contracting party with Meredith, to terminate any written or oral agreement with Meredith;

(4) Hire or attempt to hire for employment any person who is employed by Meredith or attempt to influence any such person to terminate employment with Meredith.

(d) O'Brien acknowledges that the remedy at law for breach of the provisions of this paragraph 9 would be inadequate and that in addition to any other remedy Meredith may have for breach of this paragraph 9, Meredith shall be entitled to an injunction restraining any such breach or threatened breach, without any bond or other security being required.

(e) For the purposes of this paragraph 9, Meredith shall include all parent, subsidiary and related entities including, without limitation, all broadcast properties of Meredith.

(f) O'Brien agrees that any breach by him of the provisions of this paragraph 9 will be difficult, if not impossible, to measure and that such injury will be immediate and irreparable for which Meredith will have no adequate remedy at law, and consequently Meredith shall be entitled to specifically enforce this paragraph 9 by an injunction, in addition to any other remedies Meredith may have.

(g) It is the desire and intention of the parties that the provisions of this paragraph 9 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this paragraph 9 shall be adjudicated to be invalid or unenforceable, this paragraph shall be deemed amended to provide, to the maximum extent permitted in the jurisdiction, restrictive provisions most closely conforming to the intent of the parties as expressed herein, such amendment to apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication is made.

10. Benefit and Assignment. The obligations and rights of O'Brien under this Agreement shall inure to the benefit of and shall be binding upon the heirs and legal representatives of O'Brien. This Agreement may not be assigned by either party except that if Meredith or its Broadcasting Group is sold or otherwise transferred, this Agreement may be assigned by Meredith to the transferee, provided that the transferee expressly assumes the obligations of Meredith under this Agreement. In the event the transferee does not assume the obligations of Meredith under this Agreement, or having assumed such obligations subsequently defaults thereunder, Meredith shall remain obligated hereunder.

11. Notices. Any notices required or permitted to be given under the provisions of this Agreement shall be in writing and delivered personally or by certified or registered mail, return receipt requested, postage prepaid, to the following persons at the following addresses, or to such other person at such other address as any party may request by notice in writing to the other party to this Agreement.

To O'Brien:
Mr. Kevin P. O'Brien
3096 Washington Street
San Francisco, California 94115

To Meredith:
 Meredith Corporation
c/o Vice President-General Counsel and Secretary
1716 Locust Street
Des Moines, Iowa 50309-3023

Copy to:
 Staff Vice President-Corporate Relations
Director of Human Resources
Meredith Corporation
1716 Locust Street
Des Moines, Iowa 50309-3023

12. Situs. All disputes arising under this Agreement and the interpretation or validity of any provisions thereof shall be brought in and governed by the laws of the State of Iowa.

13. Entire Agreement. This Agreement, including related stock option plans and Amended and Restated Severance Agreement, contains all of the understandings and agreements between Meredith and O'Brien with respect to its subject matter and shall, as of the execution of this Agreement, supersede and terminate all other understandings and agreements between the parties relating to O'Brien's employment during the period of employment herein provided. There are no other understandings or agreements made contemporaneously herewith with respect to such employment, nor may this Agreement be changed or modified in any manner whatsoever except in writing, signed by O'Brien and the Chief Executive Officer of Meredith or a duly authorized officer of Meredith, and specifically stating that the writing is an amendment to this Agreement.

14. Severability. If any provision of this Agreement shall be held to be invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held to be invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

IN WITNESS WHEREOF, O'Brien has executed this Agreement and Meredith has caused this Agreement to be executed by an officer hereunto duly authorized the day and year first above written.

MEREDITH CORPORATION

By:   /s/ Bill Kerr

ATTEST:   /s/ John Zieser

Secretary

  /s/ Kevin P. O'Brien

Kevin P. O'Brien

SCHEDULE 5(B) TO EMPLOYMENT AGREEMENT

With respect to country/social club initiation fees and monthly dues, Meredith's policy is:

  Initiation Fee: Meredith Corporation pays the entire amount regardless of whether title to the membership is held in an individual's name or in the Corporation's name. If the title is held in an individual's name and is thus non-transferable, the initiation fee is imputed as W-2 income and is grossed-up for federal and state income tax purposes at the individual's marginal tax rate. If the executive should leave Meredith in less than three (3) years because of (a) "cause" or (b) his own volition, he would owe Meredith the after-tax portion of his initiation on a pro rata basis for a three-year 'vesting' of his membership.
  Monthly Dues: Meredith Corporation reimburses the entire amount of such dues to the individual. The personal usage of the club, on an annual basis, determines the amount of imputed income, e.g. if the club were utilized 50 times annually in total and the personal usage was 20 times, 40% of the dues are imputed as W-2 income. Presumably, the other 30 times were business usage, properly substantiated, and reimbursed by Meredith Corporation.